Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MVB Financial Corp. and Subsidiaries (the “Company”) of our reports dated March 12, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars LLP

New York, New York
January 29, 2026